                                                                     EXHIBIT 2.1


                          TECHNOLOGY TRANSFER AGREEMENT

        This TECHNOLOGY TRANSFER AGREEMENT ("Agreement") is entered into effective July 30, 2001, by and between AMDL, INC., a Delaware corporation ("AMDL"), and LUNG-JI CHANG, Ph.D., an individual resident of Florida ("Chang").

        Chang has independently designed and developed and owns certain intellectual property rights related to two-gene combination cancer vaccines, all as described more fully in this Agreement. The parties desire that Chang transfer to AMDL all of Chang's present and future right, title and interest in and to such intellectual property rights for the consideration and on the terms and conditions set forth in this Agreement, all as described more fully in this Agreement.

        Accordingly, the parties hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following capitalized terms shall have the following respective definitions (unless the context requires otherwise):

        1.1 AMDL Technology Rights. The term "AMDL Technology Rights" shall mean all present and future right, title and interest in and to all Intellectual Property Rights in and relating to all developments, improvements, enhancements and other modifications made to the Technology by or on behalf of AMDL from time to time (including without limitation the technology and developments developed pursuant to Section 3 below).

        1.2 Closing Date; Closing. The terms "Closing Date" and "Closing" shall have the meanings ascribed in Section 4.3 below.

        1.3 Combination Immunogene Therapy Documentation. The term "Combination Immunogene Therapy Documentation" shall mean all specifications, technical documents and other documentation relating to the Technology now existing or produced from time to time by Chang.

        1.4 Combination Immunogene Therapy Patents. The term "Combination Immunogene Therapy Patents" shall mean, collectively, each U.S. patent and each foreign patent which: (a) was issued to AMDL by the appropriate patent authority or was assigned to AMDL pursuant to this Agreement; and (b) has claims covering any invention included in the Technology.

        1.5 Combination Immunogene Therapy Products. The term "Combination Immunogene Therapy Products" shall mean any device or composition of matter covered by valid and enforceable claims issuing from the Technology including methods of making and/or using products.

        1.6 Combination Immunogene Therapy Technology Rights. The term "Combination Immunogene Therapy Technology Rights" shall mean all present and future right, title and interest in and to all Intellectual Property Rights in and relating to the Technology; provided however that the term "Combination Immunogene Therapy Technology Rights" shall not include any of the AMDL Technology Rights.

        1.7 Intellectual Property Rights. The term "Intellectual Property Rights" shall mean any and all intellectual property rights throughout the world, including without limitation any and all patents, patent applications, copyrights, copyright applications, trademarks, trade secret rights, rights to know-how, inventions and algorithms, and any and all similar or equivalent rights throughout the world.

        1.8 Net Sales. The term "Net Sales" shall mean the actual purchase price paid to AMDL by licensees or other affiliated persons for sales of Combination Immunogene Therapy Products covered by claims in valid patents exclusive of taxes, tariffs, shipping and refunds.

        1.9 Royalty. The term "Royalty" shall mean an amount equal to 5% of Net Sales, which Royalty shall be paid to Chang by AMDL on sales of any Combination Immunogene Therapy Products in the Territory.

        1.10 Technology. The term "Technology" shall mean (a) any United States or foreign patents that claim two-gene combination cancer vaccines and related technology that issue from, or claim priority to, United States patent application serial number 08/838,702 entitled "Combination Immunogene Therapy" or United States patent application serial number 09/826,025 entitled "Combination Immunogene Therapy" (or similar name) and related applications including continuations, continuations-in-part, divisional applications and requests for continuing examination (collectively, the "Combination Immunogene Therapy Patent Applications"); (b) all knowledge, information, know-how, discoveries, procedures, devices, techniques, programs, inventions, creations, methods, protocols, formulas, software, designs, drawings, works of authorship and other technical information related to such technology which has been developed by or on behalf of Chang as of the Closing Date; and (c) all developments, improvements, enhancements, and other modifications made to the Technology by or on behalf of AMDL from time to time.

        1.11 Territory. The term "Territory" shall mean any country in the world where valid and enforceable patents emanating from the Technology exist that claim the Products.

Section 2. Technology Transfer.

        2.1 Technology Purchase and Sale. Subject to the terms and conditions hereof, AMDL hereby purchases from Chang and Chang hereby sells to AMDL the Combination



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Immunogene Therapy Technology Rights in exchange for the consideration specified in Section 4 of this Agreement and effective as of the Closing Date.

        2.2 Transfer and Assignment. Subject to the terms and conditions hereof, Chang hereby sells, transfers, assigns, conveys, and delivers to AMDL, its successors and assigns forever, all right, title and interest in and to the Combination Immunogene Therapy Technology Rights, effective as of the Closing Date.

        2.3 Further Assurances. Chang hereby agrees to execute such further instruments and to take such further actions as may be necessary or desirable to further effect the transfer and assignment specified in Section 2.2 of this Agreement and to carry out the intent of this Agreement, promptly after any request therefor by AMDL.

Section 3. Delivery; Development and Other Related Matters.

        3.1 Delivery of the Technology. Concurrently with the execution of this Agreement, Chang will grant and deliver to AMDL an exclusive license to the Technology effective upon delivery of the Initial Payment pursuant to Section 4.2(a) and terminating upon the Closing or termination of this Agreement. On the Closing Date, Chang shall deliver to AMDL: (a) an assignment of the Combination Immunogene Therapy Patent Applications in the form attached hereto as Exhibit A; and (b) all information and documentation related thereto or reasonably requested by AMDL (including without limitation all of the current Combination Immunogene Therapy Documentation). From and after the Closing Date, Chang shall deliver promptly to AMDL, subject to AMDL entering into a suitable confidentiality agreement with the University of Florida as required by the terms of Chang's employment with the University of Florida, the following: (x) all developments, improvements, enhancements and other modifications made to the Technology from time to time by Chang; and (y) all information and documentation related thereto or reasonably requested by AMDL (including without limitation all of the Combination Immunogene Therapy Documentation with respect thereto).

        3.2 Patent Prosecution. Following the Closing, AMDL shall file with the U.S. Patent and Trademark Office such patent application(s) containing such patent claims relating to the Technology as AMDL may determine. AMDL shall be responsible for and control the prosecution of all U.S. patent claims relating to the Technology, including without limitation the Combination Immunogene Therapy Patent Applications assigned to AMDL pursuant to this Agreement. AMDL shall also prosecute such related foreign patent claims as AMDL may determine in the exercise of its sole business judgment.

        3.3 Independent Contractors. The relationship between AMDL and Chang has been and shall continue to be that of independent contractors. Neither party is the legal representative, agent, joint venturer, partner, employee, or employer of the other party under this Agreement for



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any purpose whatsoever. Neither party has any right, power, or authority under this Agreement to assume or create any obligation of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect.

        3.4 Regulatory Approvals. AMDL shall be responsible, at its sole cost and expense, for seeking all necessary regulatory approvals with respect to the Combination Immunogene Therapy Products, including any approvals and/or clearances from the U.S. Food and Drug Administration. Chang hereby agrees to provide reasonable assistance to AMDL in obtaining such approvals and/or clearances with respect to the Combination Immunogene Therapy Products.

        3.5 Developments, Modifications, etc. The parties hereby agree that following the Closing, AMDL shall own all present and future right, title and interest in and all Intellectual Property Rights in and relating to all developments, improvements, enhancements and other modifications made to the Technology by or on behalf of AMDL from time to time.

Section 4. Consideration and Closing.

        4.1 Consideration. The consideration for the transfer to AMDL of the Combination Immunogene Therapy Technology Rights shall be:

                (a) Two Million Dollars ($2,000,000); and

                (b) the Royalty.

        4.2 Timing and Payment of Consideration.

                (a) On the next business day following the date of execution of this Agreement, the sum of Two Hundred Thousand Dollars ($200,000) (the "Initial Payment") shall be wired to Chang's bank account. The Initial Payment shall be non-refundable, except as otherwise provided in Section
        4.3 below.

                (b) On the Closing Date, AMDL will cause to be wired to Chang's bank account the sum of One Million Eight Hundred Thousand Dollars ($1,800,000).

                (c) The Royalty shall be payable on a quarterly basis within thirty (30) days following the end of each calendar quarter following the Closing Date.

        4.3 Closing. A closing on the transactions contemplated by this Agreement (the "Closing") shall take place on August 31, 2001 or such later date mutually agreed to by AMDL and Chang in writing (the "Closing Date"). If the Closing has not occurred by August 31, 2001 (or such later date mutually agreed to by AMDL and Chang in writing), and Chang has delivered



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the Legal Opinion at least three (3) business days prior thereto, Chang may terminate this Agreement and retain the Initial Payment. In the event of such a termination by Chang, AMDL shall also be obligated to pay, within five (5) business days of such termination, accrued fees to Chang's counsel, Saliwanchik & Saliwanchik, in an amount not to exceed Sixty-Four Thousand Dollars ($64,000). If the Closing has not occurred by August 31, 2001 (or such later date mutually agreed to by AMDL and Chang in writing), and Chang has not delivered the Legal Opinion at least three (3) business days prior thereto, AMDL may terminate this Agreement. In the event termination occurs because the Legal Opinion has not been timely delivered, Chang shall refund the Initial Payment. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Oppenheimer Wolff & Donnelly LLP, 840 Newport Center Drive, Suite 700, Newport Beach, California 92660 at such other place and time as the parties may agree.

        4.4 Consulting Agreement. Prior to or concurrently with the Closing, Chang shall enter into a Consulting Agreement with AMDL in the form attached hereto as Exhibit B (the "Consulting Agreement"), which Consulting Agreement provides for a covenant not to compete by Chang. If, for any reason, Chang does not enter into the Consulting Agreement and the technology transfer contemplated by this Agreement still closes, then Chang agrees that he will be bound by the covenant not to compete set forth in Section 6 of the Consulting Agreement as if fully stated herein effective as of the date of execution of this Agreement.

Section 5. Representations, Warranties and Covenants of Chang.

        Chang hereby represents and warrants to AMDL and covenants with AMDL as follows:

        5.1 Residence. Chang is an individual resident of the State of Florida.

        5.2 Valid and Binding. This Agreement is the legal, valid and binding obligation of Chang, enforceable against Chang in accordance with its terms.

        5.3 Ownership. Immediately prior to the entering into of this Agreement, Chang owned all of the Combination Immunogene Therapy Technology Rights, free and clear of all claims, liens and encumbrances. Chang has all rights necessary to enter into this Agreement, to transfer and assign to AMDL the Combination Immunogene Therapy Technology Rights, and to perform his obligations under this Agreement. Chang has not at any time in the past transferred or assigned to any third party any of the Combination Immunogene Therapy Technology Rights. Chang has not granted to any third party and shall not grant to any third party any right or license with respect to the Technology or any of the Combination Immunogene Therapy Technology Rights. Chang has not granted and shall not grant to any third party any rights in conflict with the rights transferred and assigned hereunder or in conflict with the provisions of this Agreement.



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        5.4 No Infringement. To the best of Chang's knowledge, the use of the
Technology does not and will not infringe any Intellectual Property Rights of any third party.

        5.5 Development. The development to be performed by Chang under this Agreement shall be performed in a professional manner by highly qualified and experienced individuals. Chang shall perform such development and perform all of its responsibilities and obligations hereunder with at least the care, skill, prudence and diligence that a prudent developer acting in a like capacity and experienced in the industry would use.

        5.6 Compliance with Laws. The performance of the development and all other obligations of Chang under this Agreement shall be performed in compliance with all applicable federal, state and local laws, rules and regulations.

        5.7 Indemnification. Chang hereby agrees to indemnify, defend and hold harmless AMDL and AMDL's officers, directors, shareholders, agents, attorneys, successors and assigns (collectively, the "Indemnified Parties"), against and from all losses, claims, demands, causes of action, obligations, damages, judgments, expenses and liabilities of any kind (including reasonable attorneys' fees), that may be imposed on, incurred by, or asserted against any Indemnified Party resulting from, arising out of, or relating to any of the following: (a) any breach by Chang of any representations, warranties, covenants, or agreements contained in this Agreement; or (b) any claim that the use of any part of the Technology infringes or would infringe any Intellectual Property Rights of any third party. Notwithstanding the above, in the event that any claim is made that the use of any part of the Technology infringes or would infringe any Intellectual Property Rights of any third party, then AMDL shall control the defense thereof.

        5.8 Legal Opinion. As a condition to the obligations of AMDL under this Agreement, Chang shall cause to be delivered to AMDL, at least three (3) business days prior to the Closing Date, an opinion of counsel with respect to Chang's ownership of the Combination Immunogene Therapy Rights covering each of the issues described on Exhibit C hereto (the "Legal Opinion").

Section 6. Representations and Warranties of AMDL.

        AMDL hereby represents and warrants to Chang and covenants with Chang as follows:

        6.1 Duly Organized. AMDL is duly organized, validly existing and in good standing under the laws of the State of Delaware, and this Agreement has been duly authorized by all necessary corporate or other entity action.



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        6.2 Valid and Binding. This Agreement is the legal, valid and binding obligation of AMDL, enforceable against AMDL in accordance with its terms.

Section 7. Confidential Information.

        7.1 Certain Definitions. As used in this Agreement, the term "Confidential Information" shall mean all information relating to the Technology and any developments, improvements, enhancements and other modifications made by Chang from time to time pursuant to Section 3 above, including without limitation the Combination Immunogene Therapy Documentation and including any information disclosed in writing, orally, electronically, in all types of disks, diskettes, computer memory or storage, or other media, or by drawings or inspection of physical items, and whether or not modified or merged into other materials. The term "Confidential Information" also includes the terms and conditions of this Agreement. The term "Representatives" shall mean the respective directors, officers, employees, agents, attorneys, accountants, financial advisors and other representatives of Chang or AMDL, as the case may be. The term "Confidential Information" shall also include all analyses, compilations, studies, or other documents prepared by Chang or AMDL or their respective Representatives which contain or otherwise reflect any Confidential Information. The term "person" as used herein shall be interpreted broadly to include without limitation any individual, corporation, partnership, company, or governmental agency or body.

        7.2 Disclosure. Except to the extent necessary in order to perform Chang's obligations under this Agreement or the Consulting Agreement, Chang agrees not to disclose any Confidential Information to any person unless legally required and agrees to use Chang's best efforts to prevent inadvertent disclosure of any Confidential Information to any person. Without limiting the generality of the preceding sentence, Chang agrees to treat the Confidential Information with at least the degree of care that Chang treats similar information of his own.

        7.3 Use. Chang agrees not to use any Confidential Information for any purpose whatsoever except to the extent necessary in order to perform Chang's obligations under this Agreement or the Consulting Agreement. Chang agrees not to disclose the Confidential Information to any of his Representatives except Representatives who are required to have the Confidential Information in connection with such purpose, and then only if in compliance with Section 7.5 hereof.

        7.4 Termination of Confidentiality Obligations. The obligations of
Section 7.2 hereof shall terminate with respect to any particular portion of the Confidential Information when Chang can prove by appropriate documentation either of the following: (1) such particular portion was: (a) previously known to Chang as shown by Chang's files at the time of AMDL's disclosure thereof to Chang; or (b) already in the public domain at the time of AMDL's



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disclosure thereof to Chang; or (2) such particular portion entered the public domain through no action of Chang subsequent to the time of AMDL's disclosure thereof to Chang.

        7.5 Disclosure to Chang's Representatives. Prior to disclosing any Confidential Information to any of Chang's Representatives, Chang shall notify AMDL, in writing, of the names of any such person or persons and the relationship of such person or persons to Chang; and Chang shall not disclose any Confidential Information to such person or persons until such time as AMDL shall have received from each such person or persons an executed confidentiality agreement containing substantially the same obligations to AMDL as provided in this Agreement.

Section 8. General Provisions.

        8.1 Governing Law; Jurisdiction and Venue. The rights and obligations of the parties shall be governed by, and this Agreement shall be construed and enforced in accordance with, the laws of the State of California, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction. The parties hereto consent to the jurisdiction of all federal and state courts in California, and agree that venue shall lie exclusively in Orange County, California.

        8.2 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto which are incorporated herein by this reference) represents the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any prior agreements or understandings between the parties as to such subject matter. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

        8.3 Notices. Any notice, request, demand, or other communication required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally or sent by a recognized overnight courier; (b) on the earlier of the third day after mailing or the date of the return receipt acknowledgment, if mailed postage prepaid by certified or registered mail, return receipt requested; or (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment (provided such facsimile, telecopy, telegraph, telex or other similar telegraphic transmissions is received during normal business hours); and addressed to the party at the address of such party as set forth below or such other address as such party may request by notifying the other party in writing.



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                Until further notice, the address for Chang shall be as follows:

                        To:     Lung-Ji Chang, Ph.D.
                                3102 NW 57th Terrace
                                Gainesville, Florida 32606
                                Fax:

                Until further notice, the address for AMDL shall be as follows:

                        To:     AMDL, Inc.
                                2492 Walnut Ave., Suite 100
                                Tustin, California 92780
                                Attn: Gary L. Dreher, President
                                Fax:  (714) 505-4464

        8.4 Waiver. No waiver of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. The express waiver of any right or default hereunder shall be effective only in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion.

        8.5 Severability. In the event that any provision of this Agreement (or portion thereof) is determined by any court of competent jurisdiction to be invalid or otherwise unenforceable for any reason, then the remainder of this Agreement shall remain in full force and effect according to its terms.

        8.6 Attorney's Fees. If any party brings any suit, action, counterclaim, or arbitration to enforce or interpret the provisions of this Agreement, then the prevailing party therein shall be entitled to recover a reasonable allowance for attorneys' fees and litigation expenses in addition to court costs. The "prevailing party" within the meaning of this Section includes without limitation a party: (a) who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or performance of the covenants allegedly breached; or (b) who obtains substantially the relief it seeks.

        8.7 Assignability. The rights and benefits of AMDL under this Agreement shall be transferable and assignable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by AMDL's successors and assigns. Any action taken by any person to whom AMDL transfers or assigns this Agreement shall be deemed to be an action of AMDL for all purposes of this Agreement. The



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rights and obligations of Chang under this Agreement may only be assigned with the prior written consent of AMDL.

        8.8 Further Documents and Actions. Each party agrees, upon request by the other party, to execute such further documents or instruments and to take such further actions as may be necessary or desirable in order to carry out the purposes or intent of this Agreement.

        8.9 References. Unless the context otherwise requires, any reference to a "Section" refers to a section of this Agreement. Any reference to "this Section" refers to the whole number section in which such reference is contained.

        8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


                                       "AMDL"

                                       AMDL, INC.,
                                       a Delaware corporation



                                       By:
                                           -------------------------------------
                                           Gary L. Dreher, President


                                           "Chang"



                                           -------------------------------------
                                           LUNG-JI CHANG, Ph.D.




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                                    EXHIBIT A

                                   Assignment








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                                                             PATENT APPLICATIONS
                                                           Serial No. 08/838,702
                                                           Serial No. 09/826,025


                               A S S I G N M E N T

        WHEREAS, the undersigned, Lung-Ji Chang, Ph.D., residing at 3102 NW 57th Terrace, Gainsville, Florida 32606, a citizen of the United States of America, has invented certain new and useful improvements disclosed in applications for United States Letters Patent titled COMBINATION IMMUNOGENE THERAPY, serial number 08/838,702, filed April 9, 1997 and serial number 09/826,025, filed April 4, 2001.

        WHEREAS, AMDL, INC., a Delaware corporation, located at 2492 Walnut Avenue, Suite 100, Tustin, California 92780 (hereinafter, together with any successors, legal representatives or assigns thereof, called "Assignee"), wants to acquire the entire right, title and interest in and to said improvements and applications:

        NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) to me in hand paid, and other good and valuable consideration, the receipt of which is hereby acknowledged, I have sold, assigned, transferred and set over, and do hereby sell, assign, transfer and set over to Assignee the entire right, title and interest in and to said improvements, and said application and all divisions, substitutes and continuations thereof, and all United States Letters Patents which may be granted thereon and all reissues and extensions thereof, and all priority rights under the International Convention for the Protection of Industrial Property for every member country, and all applications for patents (including related rights such as utility-model registrations, inventor's certificates, and the like) heretofore or hereafter filed for said improvements in any foreign countries, and all patents (including all extensions, renewals and reissues thereof) granted for said improvements in any foreign countries; and I hereby authorize and request the United States Commissioner of Patents and Trademarks, and any officials of foreign countries whose duty is to issue patents on applications as aforesaid, to issue all patents for said improvements to Assignee in accordance with the terms of this assignment;

        AND I HEREBY covenant that I have full right to convey the entire interest herein assigned, and that I have not executed, and will not execute, any agreement in conflict herewith;

        AND I HEREBY further covenant and agree that I will communicate to Assignee any facts known to me respecting said improvements, and testify in any legal proceedings, sign all lawful papers, execute all divisional continuation, substitute and reissue applications, make all rightful oaths and generally do everything possible to aid Assignee to obtain and enforce proper patent protection for said improvements in all countries.

        THIS ENTIRE ASSIGNMENT inures to the benefit of Assignee, its successors and assigns, and is binding upon me, my heirs, successors and legal representatives.

        IN TESTIMONY WHEREOF, I hereunto set my hand this _____ day of August, 2001.



                                       -----------------------------------------
                                       LUNG-JI CHANG, PH.D.



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ASSIGNMENT from LUNG-JI CHANG, PH.D. to AMDL, INC.


WITNESSES:

Name: ______________________________  Signature: _______________________________

Address: ___________________________  City/State/Country: ______________________

Citizen of: ________________________  Date: ____________________________________

                                      Citizen of: ______________________________


Name: ______________________________  Signature: _______________________________

Address: ___________________________  City/State/Country: ______________________

Citizen of: ________________________  Date: ____________________________________

                                      Citizen of: ______________________________



NOTARY:

State of ______________    )
                           ) ss.
County of ____________     )

On _________, 2001, before ______________ personally appeared _________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument, the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

        WITNESS my hand and official seal.


        ______________________________             (SEAL)
        Notary Public




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                                    EXHIBIT B

                              Consulting Agreement














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                                                                       EXHIBIT B

                              CONSULTING AGREEMENT


        This CONSULTING AGREEMENT ("Agreement") is entered into effective August ___, 2001 by and between AMDL, INC., a Delaware corporation (the "Company"), and LUNG-JI CHANG, PH.D., an individual resident of the State of Florida ("Consultant").

        In consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

        1. Engagement. The Company hereby retains Consultant as a consultant, and Consultant hereby accepts such position upon the terms and conditions hereinafter set forth.

        2. Duties; Consultant Representation. During the term of this Agreement, Consultant shall provide certain services on behalf of the Company in connection with the development of intellectual property related to two-gene combination cancer vaccines transferred by Consultant to the Company pursuant to a Technology Transfer Agreement dated July 30, 2001 (the "Technology Transfer Agreement"). Consultant shall provide the Company with scientific consultations and will travel from time-to-time to assist the Company in the further development of the Technology (as defined in the Technology Transfer Agreement) and/or the promotion of Combined Immunogene Therapy Products (as defined in the Technology Transfer Agreement). The Company may not require the Consultant to devote more than ten percent (10%) of his time normally given to his present employer, or request that Consultant travel overnight away from his principal residence more than twice per year. In performance of these duties, Consultant shall provide the Company with the benefits of Consultant's best judgment and efforts. Nothing herein contained shall be construed to limit or restrict Consultant in rendering services of a similar nature to others, provided, however, that during the term of this Agreement, Consultant covenants not to provide consulting services to, or to engage in, directly or indirectly, any business competitive with that of the Company without the consent of the Company. The duties to be performed by Consultant pursuant to this Agreement may be performed at a location determined by Consultant and at such times as may be agreed to by Consultant and the Company.

        3. Term and Termination.

                (a) Term. This Agreement shall commence on the date set forth above and shall remain in effect for two (2) years unless and until the Agreement is earlier terminated by the Company.

                (b) Obligations Upon Expiration or Termination. Upon expiration or termination of this Agreement, Consultant shall promptly return to the Company all material owned by the Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding Confidential Information under Section 5 below.

        4. Consideration. As consideration Consultant's services hereunder, the Company shall pay Consultant a fee of Two Thousand Five Hundred Dollars ($2,500) per month during the term of this Agreement. Such consulting fees shall be payable in advance on the first day of each month.




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        5. Disclosure or Use of Confidential Information.

                (a) As used herein, the term "Confidential Information" shall have the meaning ascribed thereto in the Technology Transfer Agreement.

                (b) In performing services pursuant to this Agreement, Consultant shall be subject to the same obligations with respect to Confidential Information set forth in the Technology Transfer Agreement.

                (c) All documents, memoranda, reports, notebooks, correspondence, files, lists and other records, and the like, specifications, computer software and computer equipment, computer printouts, computer disks, and all photocopies or other reproductions thereof, affecting or relating to the business of the Company, which Consultant shall prepare, use, construct, observe, possess or control (the "Company Materials"), shall be and remain the sole property of the Company. Upon termination of this Agreement, Consultant shall deliver promptly to the Company all such Company Materials.

        6. Covenant Not to Compete. Consultant shall not, during the stated term of this Agreement and for a period of three (3) years thereafter, engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, in the immunogene therapy business or in businesses in which the Company is then engaging involving delivery or distribution of Combination Immunogene Therapy Products (as defined in the Technology Transfer Agreement). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Consultant from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent (1%) of the capital stock of a business whose stock is publicly traded on a national securities exchange or in the over-the-counter market. In addition, because of the difficulty of measuring economic losses to the Company as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Consultant agrees that the foregoing covenant may be enforced by the Company by injunctions, restraining orders and other equitable remedies.

        7. Independent Contractor. The relationship between Consultant and the Company is that of an independent contractor. The Company shall have no right or authority to control or direct the manner in which Consultant renders his services hereunder. In furtherance of this independent contractor relationship, the only compensation owed by the Company hereunder is that contemplated by
Section 4, and the Company shall have no liability or obligation with respect to any federal, state or local taxation or withholdings with respect to Consultant, all of which liability and obligation shall be borne solely by Consultant and Consultant shall indemnify the Company and hold it harmless against any such liability.

        8. Entire Agreement and Waiver. This Agreement contains the entire agreement between the parties hereto with respect to the consulting services to be rendered to the Company by Consultant, and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between the parties relating to the subject matter hereof. No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or shall constitute, a waiver of any other provision hereof, whether or not similar, nor shall such waiver constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

        9. Enforcement; Severability. If in any proceeding, a court shall refuse to enforce any provisions of this Agreement, whether because the restrictions contained herein are more extensive than is necessary to protect the business of the Company or for any other reason, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings. The validity and enforceability of the remaining provisions or portions of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted under applicable laws.

        10. Amendments. No supplement, modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

        11. Applicable Law. This Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance the laws of the State of Florida.

        12. Agreement Subject to UF Approval. This Agreement shall not be effective until and only to the extent approved by the University of Florida.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.


                                       "Company"

                                       AMDL, INC.,
                                       a Delaware corporation



                                       By:
                                           -------------------------------------
                                           Gary L. Dreher, President


                                       "Consultant"



                                       -----------------------------------------
                                       LUNG-JI CHANG, PH.D.

                                    EXHIBIT C


        Chang shall have caused to be delivered to AMDL, Inc., as provided in
Section 5.8 of this Technology Transfer Agreement, an opinion of an attorney or attorneys acceptable to AMDL with respect to patents and proprietary rights, dated the time of execution, and in form reasonably satisfactory to Oppenheimer, Wolff and Donnelly, LLP, counsel to AMDL, Inc., stating that: (A) Chang is either the sole and exclusive owner of (i) the valid and enforceable exclusive license rights, or (ii) all right, title and interest in and to the Combination Immunogene Therapy Patents; (B) there are no Intellectual Property Rights held by any third parties with respect to the Combination Immunogene Therapy Patents;
(C) there is no pending or threatened action, suit, proceeding or claim that the Technology or Chang infringes or otherwise violates any third party intellectual property rights, and such counsel is unaware of any facts which would form a reasonable basis for any such claim; and (D) there is no pending or threatened action, suit, proceeding or claim challenging the rights of Chang in or to, or challenging the scope of, any of Chang's Combination Immunogene Therapy Patents, and such counsel is unaware of any facts which would form a reasonable basis for any such claim.



                                      C-1